Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal First Quarter 2021 Financial Results
System-Wide Comparable Restaurant Sales Increased 9.1% Compared to the Prior-Year Fiscal Quarter
Signs Two Franchise Development Agreements in the Southeast for 18 New Restaurants

Lake Forest, CA. April 29, 2021 – Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal first quarter 2021 financial results for the 12-week period ending March 23, 2021 and provided a business update.

Management Commentary

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “We are pleased to have delivered a very strong first quarter that sets us up for a great year at Del Taco. Although the operating environment remains very difficult due to continued COVID related impacts and very challenging labor availability, our team is doing an outstanding job growing sales by serving guests through our drive-thru, take-out, and delivery channels while managing costs effectively. This resulted in significant first quarter restaurant contribution and adjusted EBITDA growth and margin expansion.”

Cappasola continued, “Our marketing strategy is centered on innovation and value while accentuating the convenience we offer guests through our drive-thru, take-out, and delivery channels. In the first quarter, we launched Honey Mango Crispy Chicken followed by our seasonal Lent promotion that featured Crispy Jumbo Shrimp. In the second quarter, we have since introduced a new Honey Chipotle BBQ Crispy Chicken and re-launched our Crunchtada platform with a $1, $2 and $3 line up.”

Cappasola concluded, “On the development front, we opened five system-wide Del Taco restaurants during the first quarter and plan to open a dozen system-wide restaurants this year. We are encouraged by the recent signing of two new development agreements totaling 18 restaurants in the Southeast with two experienced multi-concept QSR franchise groups. One agreement includes commitments in South Carolina and Georgia, and the other agreement includes a commitment for Florida’s west coast. We view these signings and other active discussions as indicative of our brand relevance across a broad geographic footprint as we aim to accelerate franchise growth.”

Fiscal First Quarter 2021 Highlights

•Comparable restaurant sales results compared to the fiscal first quarter 2020:
◦System-wide comparable restaurant sales increased 9.1%;
◦Company-operated comparable restaurant sales increased 4.9%;
◦Franchise comparable restaurant sales increased 14.0%;
•Total revenue of $115.5 million, representing 5.2% growth from the fiscal first quarter 2020;
•Company-operated restaurant sales of $103.6 million, representing 3.2% growth from the fiscal first quarter 2020;
•Net income of $2.6 million, or $0.07 per diluted share, compared to net loss of $102.5 million, or $2.76 per diluted share, in the fiscal first quarter 2020;
•Adjusted net income* of $2.5 million, or $0.07 per diluted share, compared to adjusted net loss* of $0.3 million, or $0.01 per diluted share, in the fiscal first quarter 2020;
•Restaurant contribution* margin of 16.0% compared to 12.7% in the fiscal first quarter 2020;
•Adjusted EBITDA* of $11.6 million compared to $8.7 million in the fiscal first quarter 2020; and
•Two company-operated restaurants and three franchised restaurant openings, and two franchised restaurant closures.

* Adjusted net income/loss, restaurant contribution, and adjusted EBITDA are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

Review of Fiscal First Quarter 2021 Financial Results

Total revenue increased 5.2% to $115.5 million compared to $109.8 million in the fiscal first quarter 2020. Comparable restaurant sales increased 9.1% system-wide, increased 4.9% at company-operated restaurants, and increased 14.0% at franchised restaurants.

Net income was $2.6 million, or $0.07 per diluted share, compared to net loss of $102.5 million, or $2.76 per diluted share, last year.

Adjusted net income*, which excludes various items, was $2.5 million, or $0.07 per diluted share, compared to adjusted net loss* of $0.3 million, or $0.01 per diluted share, last year.

Restaurant contribution* grew 30.6% to $16.6 million compared to $12.7 million in the fiscal first quarter 2020. As a percentage of company-operated restaurant sales, restaurant contribution margin increased 330 basis points year-over-year to 16.0%. The increase was the result of an approximate 250 basis point decrease in food and paper costs, an approximate 50 basis point decrease in labor and related expenses, and an approximate 30 basis point decrease in occupancy and other operating expenses.

Adjusted EBITDA* grew 33.4% to $11.6 million compared to $8.7 million in the fiscal first quarter 2020.

Liquidity

As of March 23, 2021, the Company’s debt, net of cash, totaled $107.3 million compared to $106.7 million at the end of fiscal year 2020. At the end of the fiscal first quarter 2021, the Company had $121.6 million of remaining availability under its revolving credit facility.

Common Stock Repurchase Program

The Company repurchased 106,049 shares of common stock at an average price of $8.92 per share for a total of $0.9 million during the fiscal first quarter 2021. At the end of the fiscal first quarter approximately $17.1 million remains under the $75 million repurchase authorization.

Dividend Program Announcement

The Board of Directors has authorized a quarterly cash dividend of $0.04 per share of common stock payable on May 27, 2021 to shareholders of record at the close of business on May 13, 2021. While the Company intends to pay quarterly cash dividends for the foreseeable future, all subsequent dividend payments will be reviewed quarterly and declared by the Board of Directors at its discretion.

Restaurant Portfolio and New Development Agreements

During the fiscal first quarter 2021, two company-operated restaurants and three franchised restaurants opened, and two franchised restaurants closed.

The Company recently signed two new development agreements totaling 18 restaurants in the Southeast with two experienced multi-concept QSR franchise groups. One agreement includes commitments for eight restaurants in the Greenville/Spartanburg, South Carolina region and three restaurants in the Macon/Albany, Georgia region. The other agreement includes a commitment for seven restaurants in the Sarasota/Bradenton region on Florida’s west coast.

Reiterated Fiscal Year 2021 Guidelines

Due to the continued uncertainty surrounding COVID-19 and its impact on the business, the Company is not able to provide a full outlook with respect to the 2021 fiscal year. However, the Company is able to reiterate the following guidelines for fiscal 2021 issued on March 8, 2021:

•Commodity inflation of approximately 1%, excluding any adverse impacts from COVID-19 on the supply chain;

•Labor and related inflation of approximately 6%;
•Menu price increase of approximately 4%;
•Modest restaurant contribution margin* expansion compared to the 16.1% achieved during fiscal 2020;
•General and administrative expenses, inclusive of stock-based compensation, at approximately 9.0% of total revenue;
•Effective tax rate of approximately 27%;
•Capital expenditures in the low $30 million range, including expenditures to maintain or enhance existing restaurants, company-operated restaurant openings, the test remodel program, and various discretionary technology and restaurant level investments;
•Four company-operated restaurant openings, of which two have already opened; and
•Eight franchised restaurant openings, of which four have already opened, for a dozen system-wide openings.

Conference Call and Webcast

A conference call and webcast is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13718524.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense; (gain) loss on disposal of assets and adjustments to assets held for sale, net; impairment of goodwill; impairment of trademarks; impairment of long-lived assets; restaurant closure charges, net; amortization of favorable and unfavorable lease assets and liabilities, net; pre-opening costs; sublease income for closed restaurants; executive transition costs; and other income; as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before sublease income for closed restaurants; impairment of goodwill; impairment of trademarks; impairment of long-lived assets; restaurant closure charges, net; (gain) loss on disposal of assets and adjustments to assets held for sale, net; other income; executive transition costs; net of tax. Adjusted diluted net income per share* represents company diluted net income per share before sublease income for closed restaurants; impairment of goodwill; impairment of trademarks; impairment of long-lived assets; restaurant closure charges, net; (gain) loss on disposal of assets and adjustments to assets held for sale, net; other income; executive transition costs; and tax impact of adjustments, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ:TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, sliced avocado, freshly grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco.

Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 16 states. Del Taco’s commitment to providing guests with the best quality and value for their money originates from cooking, chopping, shredding and grilling menu items from scratch. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the impact of the COVID-19 pandemic, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations (including minimum wage regulations), food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to successfully execute our portfolio optimization strategy, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Part I. Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 29, 2020 available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 23, 2021	December 29, 2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,310	$7,912
Accounts and other receivables, net	4,769	5,463
Inventories	2,574	2,799
Prepaid expenses and other current assets	3,112	2,078
Assets held for sale	1,495	1,495
Total current assets	19,260	19,747
Property and equipment, net	144,923	146,706
Operating lease right-of-use assets	248,655	249,071
Goodwill	108,979	108,979
Trademarks	208,400	208,400
Intangible assets, net	9,435	9,754
Other assets, net	5,204	4,652
Total assets	$744,856	$747,309
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,405	$18,683
Other accrued liabilities	44,507	45,413
Current portion of finance lease obligations and other debt	116	190
Current portion of operating lease liabilities	22,005	22,648
Total current liabilities	83,033	86,934
Long-term debt, finance lease obligations and other debt, excluding current portion, net	114,472	114,418
Operating lease liabilities, excluding current portion	251,714	251,958
Deferred income taxes	61,698	61,485
Other non-current liabilities	19,790	19,760
Total liabilities	530,707	534,555
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 36,757,296 shares issued and outstanding at March 23, 2021; 36,828,237 shares issued and outstanding at December 29, 2020	4	4
Additional paid-in capital	332,476	333,712
Accumulated other comprehensive loss	—	—
Accumulated deficit	(118,331)	(120,962)
Total shareholders’ equity	214,149	212,754
Total liabilities and shareholders’ equity	$744,856	$747,309

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended
	March 23, 2021	March 24, 2020
Revenue:
Company restaurant sales	$103,578	$100,333
Franchise revenue	5,205	4,391
Franchise advertising contributions	3,825	3,211
Franchise sublease and other income	2,923	1,875
Total revenue	115,531	109,810
Operating expenses:
Restaurant operating expenses:
Food and paper costs	26,652	28,295
Labor and related expenses	35,508	34,936
Occupancy and other operating expenses	24,842	24,408
General and administrative	11,261	9,866
Franchise advertising expenses	3,825	3,211
Depreciation and amortization	5,947	6,137
Occupancy and other - franchise subleases and other	2,878	1,595
Pre-opening costs	196	233
Impairment of goodwill	—	87,277
Impairment of trademarks	—	11,900
Impairment of long-lived assets	—	8,287
Restaurant closure charges, net	412	494
Loss on disposal of assets and adjustments to assets held for sale, net	2	122
Total operating expenses	111,523	216,761
Income (loss) from operations	4,008	(106,951)
Other expense (income), net:
Interest expense	721	1,508
Other income	(373)	—
Total other expense, net	348	1,508
Income (loss) from operations before provision (benefit) for income taxes	3,660	(108,459)
Provision (benefit) for income taxes	1,029	(5,991)
Net income (loss)	2,631	(102,468)
Other comprehensive income:
Reclassification of interest rate cap amortization included in net income (loss), net of tax	—	45
Total other comprehensive income, net	—	45
Comprehensive income (loss)	$2,631	$(102,423)
Earnings (loss) per share:
Basic	$0.07	$(2.76)
Diluted	$0.07	$(2.76)
Weighted average shares outstanding
Basic	36,761,670	37,075,994
Diluted	37,190,154	37,075,994

Del Taco Restaurants, Inc.
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 23, 2021	March 24, 2020
Net income (loss)	$2,631	$(102,468)
Non-GAAP adjustments:
Provision (benefit) for income taxes	1,029	(5,991)
Interest expense	721	1,508
Depreciation and amortization	5,947	6,137
EBITDA	10,328	(100,814)
Stock-based compensation expense (a)	1,400	1,225
Loss on disposal of assets and adjustments to assets held for sale, net (b)	2	122
Impairment of goodwill (c)	—	87,277
Impairment of trademarks (d)	—	11,900
Impairment of long-lived assets (e)	—	8,287
Restaurant closure charges, net (f)	412	494
Amortization of favorable and unfavorable lease assets and liabilities, net (g)	(86)	(50)
Pre-opening costs (h)	196	233
Sublease income for closed restaurants (i)	(256)	(250)
Executive transition costs (j)	—	287
Other income (k)	(373)	—
Adjusted EBITDA	$11,623	$8,711

(a)Includes non-cash, stock-based compensation.
(b)Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, remeasurement losses for assets held for sale reclassified back to held for use, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.
(c)Includes non-cash charges related to impairment of goodwill.
(d)Includes non-cash charges related to impairment of trademarks.
(e)Includes non-cash charges related to impairment of long-lived assets.
(f)Restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure of a restaurant.
(g)Includes amortization of favorable lease assets and unfavorable lease liabilities.
(h)Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.
(i)Includes other sublease income related to closed restaurants that have been subleased to third parties.
(j)Includes costs associated with the transition of former Company executives, such as severance expense.
(k)During 2021, other income consists of a legal settlement related to construction defects at a company-operated restaurant.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 23, 2021	March 24, 2020
Company restaurant sales	$103,578	$100,333
Restaurant operating expenses	87,002	87,639
Restaurant contribution	$16,576	$12,694
Restaurant contribution margin	16.0%	12.7%

Del Taco Restaurants, Inc.
Reconciliation of Income (Loss) from Operations to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 23, 2021	March 24, 2020
Income (loss) from operations	$4,008	$(106,951)
Less:
Franchise revenue	(5,205)	(4,391)
Franchise advertising contributions	(3,825)	(3,211)
Franchise sublease income and other	(2,923)	(1,875)
Plus:
General and administrative	11,261	9,866
Franchise advertising expenses	3,825	3,211
Depreciation and amortization	5,947	6,137
Occupancy and other - franchise subleases and other	2,878	1,595
Pre-opening costs	196	233
Impairment of goodwill	—	87,277
Impairment of trademarks	—	11,900
Impairment of long-lived assets	—	8,287
Restaurant closure charges, net	412	494
Loss on disposal of assets and adjustments to assets held for sale, net	2	122
Restaurant contribution	$16,576	$12,694
Company restaurant sales	$103,578	$100,333
Restaurant contribution margin	16.0%	12.7%

Del Taco Restaurants, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income
(Unaudited)
(In thousands, except per share data)

	12 Weeks Ended
	March 23, 2021	March 24, 2020
Net income (loss), as reported	$2,631	$(102,468)
Sublease income for closed restaurants (a)	(256)	(250)
Impairment of goodwill (b)	—	87,277
Impairment of trademarks (c)	—	11,900
Impairment of long-lived assets (d)	—	8,287
Restaurant closure charges, net (e)	412	494
Loss on disposal of assets and adjustments to assets held for sale, net (f)	2	122
Other income (g)	(373)	—
Executive transition costs (h)	—	287
Tax impact of adjustments (i)	58	(5,920)
Non-GAAP adjusted net income (loss)	$2,474	$(271)

Earnings (loss) per share (as reported):
Basic	$0.07	$(2.76)
Diluted	$0.07	$(2.76)
Weighted average shares outstanding (as reported):
Basic	36,761,670	37,075,994
Diluted	37,190,154	37,075,994

Adjusted earnings per share:
Basic	$0.07	$(0.01)
Diluted	$0.07	$(0.01)
Shares used in computing adjusted earnings per share:
Basic	36,761,670	37,075,994
Diluted	37,190,154	37,075,994

(a)Includes other sublease income related to closed restaurants that have been subleased to third parties.
(b)Includes non-cash charges related to impairment of goodwill.
(c)Includes non-cash charges related to impairment of trademarks.
(d)Includes non-cash charges related to impairment of long-lived assets.
(e)Restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure of a restaurant.
(f)Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, remeasurement losses for assets held for sale reclassified back to held for use, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.
(g)During 2021, other income consists of a legal settlement related to construction defects at a company-operated restaurant.
(h)Includes costs associated with the transition of former Company executives, such as severance expense.
(i)Represents the income tax associated with the adjustments in (a) through (h) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended
	March 23, 2021	March 24, 2020
Company-operated restaurant activity:
Beginning of period	295	300
Openings	2	2
Closures	—	(1)
Sold to franchisees	—	(5)
Restaurants at end of period	297	296
Franchise-operated restaurant activity:
Beginning of period	301	296
Openings	3	1
Closures	(2)	(2)
Purchased from Company	—	5
Restaurants at end of period	302	300
Total restaurant activity:
Beginning of period	596	596
Openings	5	3
Closures	(2)	(3)
Restaurants at end of period	599	596